Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is between Bank Rhode Island, a financial institution organized under the laws of the State of Rhode Island with its executive offices located at One Turks Head Place, Providence, Rhode Island 02903 (the “Bank”), Bancorp Rhode Island, Inc., a corporation organized under the laws of the State of Rhode Island and sole shareholder of the Bank (the “Company”) and James V. DeRentis of 154 Arlington Avenue, Providence, Rhode Island  02906 (the “Executive”).

IT IS MUTUALLY AGREED by the parties as follows:

1.             Employment; Duties

1.1           Responsibilities and Authority.  (a)  The Bank hereby employs Executive to serve as Executive Vice President and Chief Business Officer of the Bank, and Executive hereby accepts such employment.  Executive shall have the duties, responsibilities, authorities and powers normally incident to such office.  At all times, however, Executive’s activities and authority with respect to such offices will be subject to supervision, control and direction by the Board of Directors of the Bank (the “Board”), by the Executive Committee of the Board, and by the President and Chief Executive Officer of the Bank (the “Chief Executive Officer”) and Executive agrees to carry out such duties and responsibilities as any of them may from time to time reasonably assign to Executive.  Executive shall report from time to time or routinely, upon request, to the Chief Executive Officer or the Chief Executive Officer’s designee as to the current status of any of Executive’s assigned duties and responsibilities.

(b)           The Company hereby employs Executive to serve as Vice President of the Company and such other offices and positions as the Company may determine, and Executive hereby accepts such employment.  Executive shall have the duties, responsibilities, authorities and powers normally incident to such offices.  At all times, however, Executive’s activities and authority with respect to such offices will be subject to supervision, control and direction by the Board of Directors of the Company (the “Company Board”) or by the Executive Committee of the Company Board, and Executive hereby agrees to carry out such duties and responsibilities as either of them may from time to time reasonably assign to Executive.  Executive shall report from time to time or routinely, upon request, to the Chief Executive Officer of the Company or such Chief Executive Officer’s designee as to the current status of any of Executive’s assigned duties and responsibilities.

1.2           Compensation.  The Bank shall pay Executive a base salary at the rate of Two Hundred Twenty-Six Thousand Seven Hundred Dollars ($226,700) per year commencing on the date hereof payable on a bi-weekly basis, or at such higher rate as shall be determined from time to time by the Board or the Compensation Committee of the Board.  In addition to Executive’s base salary, Executive shall be entitled to receive payments under any incentive compensation or bonus program (as in effect from time to time), which the Bank may establish for its employees and/or senior executives, in such amounts as are provided by such programs.

1.3           Employee Benefits.  As a full-time employee of the Bank, Executive shall be eligible to participate in any and all employee benefit plans generally available to full-time employees of the Bank, including non-contributory plans and, at Executive’s option, contributory plans.

1.4           Grant of Stock Options.  Executive shall receive stock options to purchase shares of the Company’s common stock in such number, at an exercise price and on such other terms as may be approved by the Compensation Committee of the Company Board, in its sole discretion.  Any such options will become exercisable on a schedule no less favorable than generally provided with respect to options granted to executives of the Bank (other than the Chief Executive Officer), with such vesting to accelerate on a Change in Control (as defined in Section 3.2).

1.5           Vacation.  Executive shall be entitled to five weeks of vacation during each year of employment, such vacation to be taken in accordance with the Bank’s customary vacation policies and at such times and intervals as are mutually agreed upon by Executive and the Bank.  Executive shall be entitled to holiday time and sick leave in accordance with the then existing policies of the Bank, as in effect from time to time.

1.6           Reimbursement of Expenses.  (a)       Executive shall be reimbursed by the Bank for reasonable business expenses incurred by him incident to his employment upon presentation of appropriate vouchers, receipts, and other supporting documents required by the Bank.

(b)           Executive shall be reimbursed by the Company for reasonable business expenses incurred by him incident to his employment by the Company upon presentation of appropriate vouchers, receipts, and other supporting documents required by the Company.

1.7           Duty to Perform Services.  So long as Executive is employed by the Company or the Bank, Executive agrees to devote his full business and productive time, skill, and energy diligently, loyally, effectively, and to the best of his ability to the rendering of services to the Company and the Bank, and will exert his best efforts in the rendering of such services. This provision will not prohibit Executive from:

(a)           making passive investments or serving as a fiduciary with respect to direct family investments;

(b)           serving on the board of directors of any company,  provided that Executive shall not render any material services with respect to the operations or affairs of any such company and provided further that serving on such board of directors does not otherwise violate the terms of this Agreement, including, but not limited to, the provisions of Section 4.2 herein; or

(c)           engaging in religious, charitable or other community or non-profit activities which do not impair Executive’s ability to fulfill his duties and responsibilities to the Company and Bank.

Executive agrees that in the rendering of all services to the Company and the Bank and in all aspects of his employment, he will comply with all directives, policies, standards, and regulations from time to time established by the Company or the Bank or by applicable law.

1.8           Death or Disability.

(a)           Death.  In the event of Executive’s death during the term of his employment under this Agreement, the Bank shall immediately pay to Executive’s designated beneficiary any salary accrued but unpaid as of the date of death.  Upon payment of the aforementioned sums, the Bank’s obligations to make further salary payments shall terminate.  This provision shall not be construed to negate any rights Executive may have to death benefits under any employee benefit or welfare plan of the Company or the Bank in which he may from time to time be a participant or under any other written agreement with the Company or Bank which specifically provides for such benefits.

(b)           Disability.  In the event of Executive’s “disability” (as defined below) during the term of his employment under this Agreement, the Bank shall continue to pay Executive his base salary (reduced by any benefits Executive is entitled to receive under any state or federal disability insurance program, such as Rhode Island temporary disability insurance or federal social security) for a period of six months from the date of “disability”.  For purposes of this Agreement, “disability” shall mean a good faith determination by the Board that Executive is unable for any reason, either physical or mental, to perform the duties required of him hereunder.

1.9           Term of Employment.  The term of Executive’s employment under this Agreement shall commence on the date hereof and shall continue, unless sooner terminated pursuant to the provisions of this Agreement, for a period of two years (the “Term”), which Term shall automatically renew on each successive one year anniversary hereafter commencing with the first anniversary hereof unless any party shall have given written notice to the other parties of such party’s election not to extend the Term within ninety (90) calendar days prior to any anniversary date.

1.10         Termination.  This Agreement and the rights of the parties hereunder will terminate (subject to the provisions of Section 1.11 below) upon the occurrence of one of the following:

(a)           Upon the Executive’s death or disability as provided in Section 1.8 above;

(b)           For Cause as provided in Section 3.5, immediately upon the giving of notice by the Company or the Bank or at such later time as such notice may specify or as may be required by Section 3.5;

(c)           At the election of the Executive for Good Reason (as hereinafter defined) as provided in Section 2.2; or

(d)           Upon expiration of the Term, following notice by any party not to renew the Term as provided in Section 1.9.

1.11         Termination and Survival.  The provisions of Section 1.8, Sections 2 and 3 and Sections 4.1, 4.2, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11 and 4.12 hereof shall remain in full force and effect and shall continue to be enforceable in accordance with their terms beyond termination of employment and beyond expiration of this Agreement, except as otherwise agreed in writing by Executive and the Company and the Bank.

2.             Severance.

2.1           Severance Benefit.  In the event of a termination of Executive’s employment by the Company or the Bank without Cause (as such term is defined in Section 3.5) at any time, or in the event of termination of Executive’s employment by him for Good Reason (as defined in Section 2.2), the Bank will (a) continue to pay Executive his base salary (the “Severance Benefit”) then in effect for a eighteen (18) month period commencing on the date of termination (the “Severance Period”), and (b) provide Executive (at the Bank’s cost) with the medical, dental and life insurance coverage generally available to full-time employees during the Severance Period or as required by law, whichever is longer.  The Bank shall also provide Executive with outplacement assistance for a period of six months at no charge.  Notwithstanding anything herein to the contrary, the Bank shall have no obligation to pay the Severance Benefit to Executive in the event his employment is terminated with Cause by the Company or the Bank or voluntarily by him without Good Reason.  Any Severance Benefit paid under this Section 2.1 shall be credited against any amounts due Executive under Section 3 as a result of a Change in Control.

2.2           “Good Reason” Defined.  For purposes of this Agreement “Good Reason” shall mean the Company or the Bank giving written notice of its election not to renew this Agreement on any anniversary date as permitted under Section 1.9 and its failure to offer and enter into a new employment agreement with Executive on terms which are substantially similar to those of his employment existing immediately prior to such notice of non-renewal (other than a reduction of fringe benefits required by law or applicable to all employees generally) provided, however, that Good Reason shall not be deemed to have occurred unless prior to Executive’s termination of employment for Good Reason, he shall give not less than 30 days written notice to the Company and the Bank of his intent to terminate for Good Reason stating the basis of the Good Reason sufficient to permit the Company or the Bank to alleviate the basis of such Good Reason prior to termination, and the Company and the Bank have not done so within such 30 day period, and further provided, that Executive’s continuing to work following notice of non-renewal by the Company or the Bank and in the absence of entering into a new employment agreement  shall be without prejudice to his right to claim termination for Good Reason, absent written agreement between Executive and the Company or the Bank to the contrary.

3.             Change in Control.

3.1           Purpose.  In order to allow Executive to consider the prospect of a Change in Control (as defined in Section 3.2) in an objective manner and in consideration of the services rendered and to be rendered by him to the Company and the Bank, the Bank is willing to provide, subject to the terms of this Agreement, certain severance benefits to protect Executive from the consequences of a Terminating Event (as defined in Section 3.4) occurring subsequent to a Change in Control.

3.2           Change in Control.  A “Change in Control” will be deemed to have occurred if: (i) a Takeover Transaction is effectuated; or (ii) the Company commences substantive negotiations with a third party with respect to a Takeover Transaction if within twelve (12) months of the commencement of such negotiations, the Company enters into a definitive agreement with respect to a Takeover Transaction with any party with which negotiations were originally commenced; or (iii) any election of directors of the Company occurs (whether by the directors then in office or by the shareholders at a meeting or by written consent) where a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the board of directors immediately preceding such election; or (iv) either the Company or the Bank effectuates a complete liquidation.

3.3           Takeover Transaction.  A “Takeover Transaction” shall mean:

(a)           The acquisition of voting securities of the Company by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than by the Company or its subsidiaries or any employee benefit plan (or related trust) of the Company or its subsidiaries, which theretofore did not beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act), securities representing 30% or more of the voting power of all outstanding shares of voting securities of the Company, if such acquisition results in such individual, entity or group owning securities representing more than 30% of the voting power of all outstanding voting securities of the Company; provided, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of voting securities of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Company outstanding immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the outstanding voting securities of the Company, shall not constitute a Change in Control; or

(b)           The issuance of additional shares of common stock of the Company or the Bank, as applicable, in a single transaction or a series of related transactions if the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company or the Bank, as applicable, immediately prior to such issuance do not, following such issuance, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of all then outstanding voting securities of the Company or the Bank, as applicable; or

(c)           Consummation by the Company or the Bank of (i) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of such entity immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of then outstanding voting securities of the corporation resulting from such a reorganization, merger or consolidation, or (ii) the sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (on a consolidated basis) or the Bank to a party which is not controlled by or under common control with such entity, or (iii) the sale by the Company in one transaction or in a series of related transactions of voting securities of the Bank such that following such transaction or transactions the Company no longer beneficially owns, directly or indirectly, securities representing more than 50% of the voting power of the then outstanding voting securities of the Bank.

For purposes of this Section 3.3, “voting power” means ordinary voting power for the election of directors.

3.4           Terminating Event.  A “Terminating Event” means either:

(a)           Termination by the Company or the Bank of Executive’s employment for any reason other than (i) Executive’s death or disability or (ii) for “Cause” (as such term is defined in Section 3.5 hereof), or

(b)           Executive’s resignation as an employee of the Company and the Bank, other than for reasons of disability, following (i) a significant reduction in the nature or scope of Executive’s duties, responsibilities, authority and powers from the duties, responsibilities, authority and powers exercised by him immediately prior to the Change in Control; or (ii) a greater than 10% reduction in Executive’s annual base salary or fringe benefits as in effect on the date of the Change in Control; or (iii) any requirement by the Company or the Bank or of any Person (as defined in Section 4.2 hereof) in control of the Company or the Bank that the location at which Executive performs the principal duties of the Company or the Bank be outside a radius of 50 miles from the location at which he performed such duties immediately prior to the Change in Control; or (iv) the failure of any successor of the Company or the Bank to agree in writing upon terms and conditions of employment with Executive which are substantially similar to those of his employment immediately prior to the Change in Control (whereby he shall report directly to the chief executive officer of such successor entity) which are reasonably satisfactory to Executive within ninety (90) days following a Change in Control.

3.5           Termination for “Cause” Defined.  For purposes of this Agreement, termination for Cause shall include termination by reason of any of the following:

(a)           Continuing any arrangement, holding any position or engaging in any activities that conflict with the interest of, or that interfere with Executive’s duties owed to, the Company or the Bank, after ten (10) days prior written notice by the Company or the Bank, as applicable, to him of the same;

(b)           Conviction of embezzlement or other crimes against the Company or the Bank, deliberate misappropriation of the Company’s or the Bank’s funds or dishonesty;

(c)           Material violation of written policies of the Company or the Bank, irresponsible acts in the performance of Executive’s duties or material breach of any of his obligations under the terms of this Agreement;

(d)           Material non-performance of Executive’s duties or material acts (or omissions) of mismanagement; and

(e)           Refusal to perform assigned duties when such refusal is not justified or excused either by the terms of this Agreement or by actions taken by the Company or the Bank in violation of this Agreement.

3.6           Payment in Connection With Terminating Event.  If a Terminating Event occurs within one (1) year after a Change in Control (which one year period shall be calculated from the effective date of the Takeover Transaction if the Terminating Event occurs after a Takeover Transaction), the Bank will pay to Executive (a) an amount equal to any base salary and bonus earned on account of services performed prior to the Terminating Event which have not been previously paid and Executive’s pro-rated bonus to the date of the Terminating Event under the Bank’s Cash Incentive Plan, or any successor plan, based on the “Target Bonus” for the year in which the Terminating Event occurs (the “Past Service Amount”) and (b) an amount (the “Severance Payment”) equal to two times the sum of (i) Executive’s annual base salary in effect at the time of the Change in Control plus (ii) the amount of Executive’s “Target Bonus” for the year in which the Change in Control occurs, which Past Service Amount and Severance Payment shall be payable in one lump sum within 30 days of the date of termination of Executive’s employment, or if such Change in Control is governed by clause (ii) of Section 3.2 and the Terminating Event occurs prior to entering into a definitive agreement, upon the entering into of a definitive agreement by the Company.  In addition, the Bank shall continue to pay for all medical, dental and life insurance coverage provided on the date of termination and life insurance benefits on the same cost-sharing basis as prior to the Terminating Event for the twenty-four month period commencing on the effective date of the Terminating Event.  The Bank shall also provide Executive with outplacement assistance for a period of twelve months at no charge.  No Past Service Amount or Severance Payment will be paid to Executive under Section 3 if his employment with the Company or the Bank terminates for any reason prior to a Change in Control (except as may be provided below), or if his employment with the Company terminates after a Change in Control but such termination or resignation is not a Terminating Event.  In addition, except as provided in Section 2, no Past Service Amount or Severance Payment will be paid to Executive under Section 3.6 of this Agreement with respect to a Terminating Event which occurs more than one year after a Change in Control (which one year period shall be calculated from the effective date of the Takeover Transaction if the Terminating Event occurs after a Takeover Transaction).  Notwithstanding the foregoing, if a Change of Control resulting from a Takeover Transaction as described in Section 3.2(ii) occurs and Executive is terminated without Cause prior to the closing of the Takeover Transaction under circumstances where a Severance Benefit under Section 2.1 would be payable, Executive shall be entitled to receive the Past Service Amount and a Severance Payment calculated under this Section 3.6 and any payments previously made under Section 2.1 shall be credited against the Company’s or the Bank’s obligation under this Section 3.6.

3.7           Applicability of Change in Control Provisions.  The provisions of Section 3 shall terminate upon the earliest of (i) the termination by the Company or the Bank of Executive’s employment for any reason prior to a Change in Control, (ii) the termination of Executive’s employment by the Company or the Bank after a Change in Control because of death or disability or for Cause, (iii) Executive’s resignation or termination of employment with the Company or the Bank for any reason other than Good Reason prior to a Change in Control, and (iv) Executive’s resignation or termination of employment after a Change in Control on or after the first anniversary of the Takeover Transaction or events specified in Sections 3.2(iii) or (iv).

3.8           Excise Tax Equalization Payment.  In the event that Executive becomes entitled to a Severance Payment or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Bank (in the aggregate, the “Total Payments”), if any of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Bank shall pay to Executive in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by him after deduction of any Excise Tax upon the Total Payments and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 3.8 (including FICA and FUTA), shall be equal to the Total Payments.  Such payment shall be made by the Bank to Executive as soon as practical following the effective date of the Terminating Event, but in no event beyond thirty (30) days from such date.

3.9           Tax Computation.  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a)           Any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Bank, or with any person (which shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, including a “group” as defined in Section 13(d) therein) whose actions result in a Change in Control or any person affiliated with the Bank or such persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(1) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Bank’s independent auditors and acceptable to Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G (b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)           The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of:  (i) the total amount of the Total Payments; (or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

(c)           The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of his residence on the effective date of the Terminating Event, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

3.10         Subsequent Recalculation.  In the event the Internal Revenue Service adjusts the computation of the Bank under Section 3.9 herein so that Executive did not receive the greatest net benefit, the Bank shall reimburse him for the full amount necessary to make him whole, plus a market rate of interest, as determined by the Compensation Committee of the Board.

3.11         Dispute Resolution.  If any dispute between the Bank and Executive as to any of the amounts to be determined under Sections 3.8 or 3.9, or the method of calculating such amounts, cannot be resolved by Executive and the Bank, either the Bank or Executive after giving three (3) days written notice to the other, may refer the dispute to a partner in the Boston, Massachusetts office of a firm of independent certified public accountants selected jointly by Executive and the Bank.  The determination of such partner as to the amount to be determined under Section 3.8 and 3.9 and the method of calculating such amounts shall be final and binding on Executive, the Company and the Bank.  The Bank shall bear the costs of any such determination.  The Company shall have the same rights and obligations as the Bank under this Section 3.11 in the event of a dispute between the Company and Executive.

4.             Miscellaneous.

4.1           Confidential Information.  Unless Executive first secures the Company’s consent, he shall not disclose or use, at any time either during or subsequent to his employment by the Company or the Bank, except as required by his duties to the Company or Bank, any secret or confidential information of the Company or the Bank of which Executive becomes informed during his employment, whether or not developed by him.  The term “confidential information” includes, without limitation, financial information, business plans, prospects, and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the Company’s or the Bank’s management, but does not include any information which has become part of the public domain by means other than Executive’s non-observance of his obligations hereunder.

4.2           Non-Competition.  During Executive’s employment by the Company or the Bank hereunder, and during a period of one (1) year following the date of termination of his employment with the Company or the Bank for any reason, Executive will not, directly or indirectly, whether as partner, consultant, agent, employee, co-venturer, greater than 2% owner, or otherwise, or through any Person (as hereafter defined),

(a)           attempt to recruit any employee of the Company or the Bank, assist in such hiring by any other Person, or encourage any such employee to terminate his or her relationship with the Company or the Bank, or

(b)           encourage any customer of the Company or the Bank to conduct with any other Person any business or activity which such customer conducts or could conduct with the Company or the Bank.

For purposes of this Section 4.2, the term “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

4.3           No Conflicting Obligations.  The Company and the Bank, in entering into this Agreement, understand, and Executive hereby represents, that he is not under any obligation to any former employer or any person, firm or corporation that would prevent, limit or impair, in any way, the performance by Executive of his duties as an employee of the Company or the Bank.

4.4           Ethical Behavior.  Upon termination by the Company or the Bank of Executive’s employment for any reason, Executive shall act at all times in an ethical manner with regard to the Company and the Bank, and during the one-year period following the date of such termination, shall take no action which directly or indirectly could reasonably be expected to have the effect of terminating or otherwise adversely affecting the relationship of the Company or the Bank with any employee of, or others with business or advantageous relationships with, the Company or any of its affiliates, including the Bank.

4.5           Withholding.  All payments made by the Company or the Bank under this Agreement will be net of any tax or other amounts required to be withheld by the Company or the Bank under applicable law.

4.6           Legal Fees.  Upon submission of appropriate statements or documentation, the  Company and the Bank jointly and severally agree to reimburse Executive for reasonable legal fees actually incurred by him in connection with the enforcement of the terms of this Agreement following a Change in Control, provided, however, that neither the Company nor the Bank shall be obligated to reimburse Executive for any legal fees or expenses incurred by him in connection with the Company’s or the Bank’s enforcement of the terms of this Agreement or in connection with any arbitration or litigation in which the Company or the Bank is the prevailing party.

4.7           Binding Effect.  This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.  The Company and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank, as the case may be, to assume expressly and perform this Agreement.  Failure of the Company or the Bank, as applicable, to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Bank in the same amount and on the same terms as he would be entitled to hereunder following a Terminating Event, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date on which Executive becomes entitled to such compensation from the Bank.  As used in this Agreement, “Bank” shall mean the Bank, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

4.8           Arbitration of Disputes.  Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or performance hereof will be settled by arbitration in accordance with the laws of the State of Rhode Island by an arbitrator mutually agreed upon by Executive and the Company and/or the Bank.  If an arbitrator cannot be agreed upon, Executive shall choose an arbitrator and the Company and/or the Bank shall choose an arbitrator, and these two together shall select a third arbitrator.  If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator will be appointed by the American Arbitration Association in Providence, Rhode Island.  Such arbitration will be conducted in the City of Providence in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 4.8.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

4.9           Indemnification.  The Company and the Bank each hereby covenants and agrees to indemnify Executive and hold him harmless fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees), losses, and damages resulting from his good faith performance of his duties and obligations under the terms of this Agreement.

4.10         Release.  Executive agrees, as a condition to receipt of payments and benefits under Sections 2.1, 3.6 and/or 3.8 hereof, that he will execute a release agreement in form reasonably satisfactory to the Company, releasing and waiving any and all claims against the Company, its subsidiaries and affiliates other than the right of the Executive to enforce this Agreement and other than claims arising after the effective date of the release provided that, without limiting the generality of the foregoing, such release shall specifically exclude each of the following:  (i) any claims arising out of the Executive’s status as a shareholder or investor in the Company; (ii) any rights Executive may have under COBRA; (iii) any claims Executive may have to any ownership interest in the Company, including but not limited to claims to vested or non-vested stock, restricted stock or stock options; (iv) Executive’s ability to file claims for vested benefits, if any, under any and all employee benefit plans of the Company or the Bank including without limitation the various Supplemental Executive Retirement Plans in which Executive is a participant and the various insurance and disability benefit plans of the Company or the Bank; (v) Executive’s right to continued coverage under any Bank or Company-sponsored life insurance policy applicable to Executive’s life as provided under any such policy or any plan or program of the Company or the Bank; (vi) Executive’s right to any funds being held for Executive’s benefit or in Executive’s name under any deferred compensation programs of the Company or the Bank; (vii) Executive’s eligibility for indemnification in accordance with the provisions of Section 4.9 of this Agreement or with the Company’s Articles of Incorporation or corporate by-laws or under applicable law or any rights Executive may have under any applicable insurance policy with respect to any liability Executive may incur or may have incurred as an employee or officer of the Bank or the Company; or (viii) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and the Company or the Bank, or any agent of the Company or the Bank, are jointly liable.

4.11         Guaranty.  The Company hereby guarantees the due and punctual performance in full by the Bank of its covenants, agreements and obligations contained herein.

4.12         Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding between the parties, written or oral, which relates to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 20th day of February, 2007.

BANK RHODE ISLAND

By:	/s/ Merrill W. Sherman
Merrill W. Sherman
President and Chief Executive Officer

BANCORP RHODE ISLAND, INC.

By:	/s/ Merrill W. Sherman
Merrill W. Sherman
President and Chief Executive Officer

EXECUTIVE

/s/ James V. DeRentis
James V. DeRentis